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Exhibit 99.7

RIGEL PHARMACEUTICALS, INC.

NOMINEE HOLDER CERTIFICATION

        The undersigned, a bank, broker, trustee, depositary or other nominee holder of subscription rights ("Rights") to purchase shares of common stock ("Common Stock") of Rigel Pharmaceuticals, Inc. ("Rigel") pursuant to the Rights Offering described and provided for in Rigel's prospectus dated                        , 2003 (the "Prospectus"), hereby certifies to Rigel and Wells Fargo Bank, MN, N.A., as Subscription Agent for such rights offering, that:

  1.
  the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Privilege (as described in the Prospectus) on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the Over-Subscription Privilege (as described in the Prospectus), listing separately below each such exercised Basic Subscription Privilege and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner); and

  2.
  each such beneficial owner's Basic Subscription Privilege has been exercised in full if it is exercising its Over-Subscription Privilege.

	Number of Shares Owned on the Record Date	Rights Exercised Pursuant to Subscription Privilege	Basic Number of Shares Subscribed to Pursuant to Over-Subscription Privilege

1.

2.

3.

4.

5.

Provide the following information if applicable:
Depository Trust Company ("DTC") Participant Number
[PARTICIPANT]

By:
Name:
Title:
DTC Basic Subscription Confirmation Number(s)

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  Exhibit 99.7
RIGEL PHARMACEUTICALS, INC. NOMINEE HOLDER CERTIFICATION